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                                                                    Exhibit 99.1



                 ADDITIONAL INFORMATION REGARDING THE REGISTRANT

                               RECENT DEVELOPMENTS

-        Amendment of Lloyd's Settlement

         As previously disclosed, on May 10, 2004, we reached a $20 million settlement with our former insurance carrier, certain underwriters at Lloyd's of London (collectively "Lloyd's"). The settlement entails a $20 million cash payment that is payable by Lloyd's 60 days from the settlement date or by July 9, 2004. Lloyd's also agreed to assume responsibility for the two remaining pending claims under the errors and omissions ("E&O") policies. As of the settlement date, we had an $18.3 million receivable from Lloyd's, of which approximately $5 million has not been paid, that includes costs associated with the interim funding of legal costs and litigation settlements related to E&O claims that were incurred by us in excess of the Lloyd's E&O policies' deductible. We expect to record a gain of approximately $1.7 million on settlement when the cash is received.

         Effective on May 12, 2004, as a result of negotiations among us, Lloyd's, and a party to a prior E&O settlement with us, the Lloyd's settlement was amended to reduce by $3.8 million the additional obligations to be paid by us under the prior E&O settlements covered by Lloyd's. This amendment has the effect of reducing the amount of cash payable by Lloyd's to us on or by July 9, 2004, from $20 million to $16.2 million, and of reducing the amount of our Lloyd's receivable by $3.8 million.

-        Amendment of Credit Agreement

         As previously disclosed, on September 11, 2003, we entered into a $175 million Credit Agreement (the "Credit Agreement"). The Credit Agreement consists of a $125 million Term Loan B (the "Term Loan B") and a $50 million revolving credit facility (the "Revolving Credit Facility"). We had approximately $118.8 million outstanding under the Term Loan B as of March 31, 2004, under a LIBOR-based interest contract, bearing interest at 5.36%. We have made all required principal payments through March 31, 2004. We have had no borrowings outstanding under the Revolving Credit Facility since its inception.

         We are in the process of negotiating an amendment to the Credit Agreement to increase the Revolving Credit Facility from $50 million to $75 million, to allow us to incur up to $125 million in indebtedness related to the Debentures, and to permit us to repurchase up to $25 million in outstanding common stock in connection with the issuance of the Debentures. The amendment to the Credit Agreement is contingent upon various conditions including the receipt of gross proceeds from the issuance of the Debentures in an aggregate amount of at least $100 million and repayment of the Term Loan B in full. We expect the amendment to be effective on or around June 30, 2004.


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                                 CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2004 on an actual basis, and as adjusted to give effect to the receipt of the estimated net proceeds of $96.6 million from the sale of the Debentures and the application of the net proceeds to repay debt under our Term Loan B and to purchase concurrently with the offering 1,931,000 shares of our common stock at $12.95 per share, assuming a purchase price based on the last sale price of our common stock in aftermarket trading on June 21, 2004.

                                                               AS OF MARCH 31, 2004
                                                              ----------------------
                                                                              AS
                                                               ACTUAL      ADJUSTED
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Total debt(1)...............................................  $ 118,750    $ 139,300
                                                              =========    =========
Shareholders' Investment:
   Common stock, $.01 par value; 200,000,000 shares
      authorized; 31,620,599 shares (29,690,599 shares as
      adjusted) issued and outstanding......................  $     316    $     297
   Additional paid-in capital...............................    788,823      788,823
   Warrants.................................................      1,495        1,495
   Accumulated deficit......................................   (804,259)    (804,259)
   Accumulated other comprehensive loss.....................       (459)        (459)
   Deferred stock unit plan obligation......................      1,376        1,376
   Treasury stock, at cost, 2,062,000 shares (     shares as
      adjusted).............................................     (1,376)     (26,376)
                                                              ---------    ---------
      Total shareholders' investment........................    (14,084)     (39,103)
                                                              ---------    ---------
         Total capitalization...............................  $ 104,666    $ 100,197
                                                              =========    =========

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(1)  Total debt includes long-term and short-term debt.


                           FORWARD-LOOKING STATEMENTS

This Exhibit contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Exhibit include the intent, belief or current expectations of the Registrant and members of its management team with respect to the issuance of approximately $100 million of convertible subordinated debentures, the initial purchasers' option to purchase an additional $25 million of said debentures, the repurchase of $25 million of the Registrant's common stock and the amendment of the Registrant's Credit Agreement, as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, the expected amount of funds to be raised, the expected use of proceeds of the convertible debentures offering, the anticipated common stock repurchase and the terms of the amended Credit Agreement. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future events and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this
Exhibit include, but are not limited to, failure to complete the convertible debentures offering, failure to repurchase common stock, failure to use proceeds from offering as described and failure of the amendment to the Credit Agreement to take effect. Additional factors that would cause actual results to differ materially from those contemplated within this Exhibit can also be found in the Registrant's Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 31, 2004. The Registrant disclaims any responsibility to update any forward-looking statements.